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                                                                   EXHIBIT 10.45

April 24, 2002

Bruce E. MacMillan
6 Woodhill Drive
Redwood City, CA 94061

Dear Bruce:

We are pleased to formally extend to you an offer of employment for the position of Vice President, General Counsel and Corporate Secretary with Caliper Technologies Corp. (Caliper). In this position you will report to me.

The primary responsibilities of this position include: overseeing all legal matters pertaining to the organization such as corporate securities matters; litigation; patent, copyright and intellectual property matters; and the coordination of any legal matters handled by outside counsel including Cooley Godward LLP. The legal team, currently consisting of four lawyers and two paralegals, will report to you. In this position you will be a company officer and a member of the executive team with additional responsibility for contributing to the strategic planning and management of Caliper.

To compensate you for your efforts in this position, you will receive a compensation package including base salary, performance bonus, stock options and a comprehensive benefits plan.

BASE SALARY: your base salary will be $20,000.00 per month (equivalent to $240,000 per annum), subject to standard payroll deductions and withholdings. This position is classified as exempt.

PERFORMANCE BONUS: you will be eligible for an annual bonus under the Caliper Performance Bonus Plan 2002 pro-rated based on your service during the year. In the position you have been offered, your annual bonus opportunity for 2002 would be equal to 30% of your annualized base salary. Actual payment of this bonus is subject to your performance and the performance of Caliper during the year.

EQUITY: I will be recommending to the Board of Directors the approval of a stock option grant for 200,000 shares of Common Stock of Caliper. The price per share for this option will be fixed based on the closing sales price on the last trading day prior to the date of grant. It is our intent to have your date of grant be your first day of employment. Due to issues related to the number of shares available for grant in our stock option plan until our next annual meeting, June 12, 2002, there may be a need to postpone the granting of an option for up to 50,000 shares of this initial grant. If it is found that these shares will be available the grant will be issued sooner. The shares subject to this option will vest over a four-year period with 25% of the shares vesting one
(1) year from your start date, and thereafter the shares shall vest at a rate of 1/48th of the shares


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Bruce E. MacMillan
April 24, 2002
Page 2


per month at the end of each of the remaining 36 months. The option will be granted pursuant to the Company's 1999 Equity Incentive Plan.

If your employment with Caliper is terminated involuntarily at any time accelerated vesting is agreed as follows: Termination for Cause, no accelerated vesting; constructive termination or involuntary termination, accelerated vesting of 12 months of all outstanding options. Not withstanding the preceding sentence, if your employment is terminated involuntarily (including a constructive termination) following a Change of Control then your severance pay and equity vesting acceleration shall be as set fourth below under "Change of Control".

EMPLOYEE STOCK PURCHASE PLAN: You will be eligible to participate in Caliper's Employee Stock Purchase Plan effective June 1, 2002 based on an employment date before May 21, 2002. If your employment date is later you will be eligible for the Plan effective December 1, 2002.

BENEFITS: You will receive all the employment benefits available to full time, regular exempt employees of Caliper. These benefits include medical, dental, vision and life insurance plans including a term executive life insurance policy with a benefit of $500,000, based on medical qualification, for which the premiums are paid 100% by the Company, accrual of fifteen days vacation during the year, eleven paid holidays, five days flexible time off, five days sick leave and a 401(k) plan.

SEVERANCE PAY: If your employment with Caliper is terminated involuntarily at any time severance payments are agreed as follows: Termination for Cause, no severance; constructive termination or involuntary termination, base salary for 12 months or until you are employed by another company as a regular full time employee or full-time consultant, whichever is less.

CHANGE OF CONTROL: In this position, you will be eligible for compensation protection should your employment terminate due to a Change of Control. The terms of this protection are:

        Severance Pay:

        If your employment is terminated (including a Constructive Termination) during the 13 months following a Change of Control for any reason other than for Cause, then if you execute an effective waiver and release of all claims, you will receive monthly consulting payments equal to your base salary at time of termination for 12 months or until employed by another company as a regular full time employee, whichever is less, and to the extent and for so long as (but not to exceed 12 months) you are not eligible to receive comparable health insurance coverage from another employer, Caliper will provide you and your eligible dependents with COBRA continuation of coverage, at its expense provided that you complete the requisite forms to elect and obtain such continued coverage in timely manner.

        Equity:

        In addition to the vesting acceleration provisions stated in the Company's 1999 Stock Option Plan if your employment is terminated (including without limitation Constructive Termination) during the 13 months following a Change of Control for any reason except


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Bruce E. MacMillan
April 24, 2002
Page 3


        for Cause, then on the date of termination you will receive accelerated vesting of 30 months for all outstanding stock options.


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Bruce E. MacMillan
April 24, 2002
Page 4


DEFINITIONS:

        "Cause" shall mean the occurrence of any of the following: (i) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to the company, unless Employee believed in good faith that such conduct was in, or not opposed to, the best interest of the Company; (ii) any unjustified refusal to follow reasonable directives by the CEO or duly adopted by the Board; or (iii) conviction of a felony crime involving moral turpitude. Written notice shall be provided and the Employee shall have a 30-day period to correct.

        "Change of control" shall mean (i) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to any other unaffiliated corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power in the surviving or successor corporation or entity, or (ii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations there under), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this definition, the term "affiliate" shall mean any person which controls the Company, which is controlled by the Company, or which is under common control with the Company within the meaning of Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended. Not withstanding any provision in this agreement to the contrary, the term "affiliate" shall not include the Hewlett-Packard Company or Dow Corning Corporation or any subsidiary of either company.

        "Constructive Termination" shall mean either (i) a substantial reduction in Employee's duties, responsibilities or position or (ii) any substantial downward change in Employee's compensation or benefits, except for compensation and benefits changes which are consistent with downward changes for all Company executives.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact me prior to your first day of employment.

Your employment with Caliper is voluntarily entered into and you are free to resign at any time. Similarly, Caliper is free to conclude an employment relationship where it believes it is in its interest at any time. While we hope our relationship will be mutually beneficial, it should be recognized that neither you, nor we have entered into any contract of employment expressed or implied. Our relationship is and always will be one of voluntary employment "at will".


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Bruce E. MacMillan
April 24, 2002
Page 5


As an employee of Caliper you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Caliper. To protect the interests of Caliper, you will be required to sign the Company's Proprietary Information and Inventions Agreement as a condition of your starting employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

This written offer constitutes all conditions and agreements made on behalf of Caliper and supersede any previous verbal commitments by Caliper. No representative other than myself has any authority to alter or add to any of the terms and conditions herein.

Please contact Richard Butts or me if you have any questions and/or to indicate your response to this offer. Upon your acceptance please sign and return the original while retaining the copy of this offer for your records. You may also send your signed copy to our confidential fax number: 650-623-0504. I have also enclosed a Proprietary Information and Inventions Agreement. This employment offer expires on April 30, 2002 at 5:00 pm PST.

We believe we are far along in the process of assembling a "world class" team and a broad and deep technology and product portfolio. Your experience and talents will be a strong addition. We hope that you will join us in building a preeminent company.

Regards,

/s/ Daniel L. Kisner, M.D.

Daniel L. Kisner, M.D.
Chief Executive Officer & President


Accepted: /s/ Bruce E. MacMillan                Date: April 30, 2002

Enclosures